UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(Amendment No. ___ )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
BLUE RIDGE BANKSHARES, INC.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 31, 2025

Dear Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of Blue Ridge Bankshares, Inc. (the “Company”) on Wednesday, May 21, 2025, at 10:00 a.m. Eastern Time at The Westin Richmond, which is located at 6631 West Broad Street, Richmond, Virginia.

At the meeting, you will be asked to consider and vote on the following proposals:

1.	to elect three Company directors for a term of three years each;

2.	to approve an amendment to the Company’s articles of incorporation to declassify the Company’s Board of Directors;

3.	to approve, in an advisory (non-binding) vote, the Company’s named executive officer compensation disclosed in the Proxy Statement;

4.	to approve, in an advisory (non-binding) vote, whether to hold the vote of the approval of the Company’s named executive officer compensation every one, two or three years; and

5.	to ratify the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2025.

You will find information regarding these matters in the Proxy Statement.

You may vote your shares through the Internet, by telephone, by regular mail (if you request a paper copy), or in person at the Annual Meeting. On or about April 8, 2025, we will mail shareholders a Notice containing instructions on how to obtain the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2024 on the Internet and how to vote their shares. You may read, print, or download the Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2024 at www.investorvote.com/BRBS. You may request paper copies of these materials as well by following the instructions on the Notice. If you request a paper copy and receive a proxy card, it also contains instructions regarding how to vote through the Internet, by telephone, by regular mail, or in person at the Annual Meeting.

Your vote is important. Please take time to vote now so that your shares are represented at the meeting, whether or not you plan to attend and participate in the Annual Meeting. We appreciate your continued support.

Sincerely,

G. William Beale
President and Chief Executive Officer

BLUE RIDGE BANKSHARES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The Annual Meeting of Shareholders of Blue Ridge Bankshares, Inc. (the “Company”) will be held on Wednesday, May 21, 2025, at 10:00 a.m. Eastern Time, at The Westin Richmond, which is located at 6631 West Broad Street, Richmond, Virginia.

At the meeting, you will be asked to consider and vote on the following proposals:

1.	to elect three Company directors for a term of three years each;

2.	to approve an amendment to the Company’s articles of incorporation to declassify the Company’s Board of Directors;

3.	to approve, in an advisory (non-binding) vote, the Company’s named executive officer compensation disclosed in the Proxy Statement;

4.	to approve, in an advisory (non-binding) vote, whether to hold the vote of the approval of the Company’s named executive officer compensation every one, two or three years; and

5.	to ratify the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2025.

Only shareholders of record at the close of business on March 20, 2025 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

By Order of the Board of Directors,

Amanda G. Story
Corporate Secretary

March 31, 2025

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: A complete set of proxy materials relating to the Annual Meeting, including the Company’s Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2024, is available on the Internet at www.investorvote.com/BRBS.

On or about April 8, 2025 we will mail our shareholders a Notice containing instructions on how to obtain the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2024 on the Internet and how to vote your shares. If you are a registered shareholder, please follow the instructions on your proxy card (if you receive one) or on such Notice regarding how to obtain the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2024 on the Internet and how to vote your shares.

If your shares of the Company’s common stock are held by a broker or other custodian, then that organization is considered the shareholder of record and the shares are considered held in “street name.” The Company provided its proxy materials to the shareholder of record for distribution to you along with your voting instructions. As the beneficial owner of the shares, you have the right to direct the shareholder of record how to vote your shares. Check the information forwarded to you by the shareholder of record to see which voting methods are available to you. As a beneficial owner, you must register in advance to attend the Annual Meeting virtually on the Internet. Additional instructions are included in the Proxy Statement.

BLUE RIDGE BANKSHARES, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 21, 2025

General

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Blue Ridge Bankshares, Inc. (the “Company”) for the Company’s Annual Meeting of Shareholders to be held on May 21, 2025 (the “Annual Meeting”), at the time and for the purposes set forth in the accompanying Notice of the Annual Meeting. The Annual Meeting will be held at The Westin Richmond. The date of this Proxy Statement is March 31, 2025, and the approximate mailing date of this Proxy Statement and accompanying materials, or the Notice containing instructions on how to obtain the Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2024 on the Internet, is April 8, 2025.

In this Proxy Statement, we refer to Blue Ridge Bankshares, Inc. and its subsidiaries as a combined entity as the “Company” unless the context requires otherwise or unless otherwise noted, and we refer to Blue Ridge Bank, National Association as the “Bank.”

Business Items of the Annual Meeting

At the Annual Meeting, you will be asked to vote on the following proposals:

1.	to elect three Company directors for a term of three years each;

2.	to approve an amendment to the Company’s articles of incorporation to declassify the Company’s Board of Directors;

3.	to approve, in an advisory (non-binding) vote, the Company’s named executive officer compensation disclosed in this Proxy Statement;

4.	to approve, in an advisory (non-binding) vote, whether to hold the vote of the approval of the Company’s named executive officer compensation every one, two or three years; and

5.	to ratify the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2025.

Shareholders will also be asked to vote on any other matters which may properly come before the Annual Meeting. Management knows of no other business to be brought before the meeting. However, if other matters do properly come before the Annual Meeting, the persons named as proxies possess discretionary authority to vote in accordance with their best judgment with respect to such other matters.

Recommendation of the Board of Directors

The Board recommends that you vote “FOR” the election of the director nominees named in this Proxy Statement, “FOR” approval of the amendment to the Company’s articles of incorporation to declassify the Company’s Board of Directors, “FOR” approval of the compensation of the Company’s named executive officers disclosed in this Proxy Statement (an advisory, non-binding “say on pay” vote), “FOR” a frequency of every three years as to when to hold the vote to approve the Company’s named executive officer compensation (an advisory, non-binding “say on pay frequency” vote), and “FOR” ratification of the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2025.

Record Date and Voting Rights of Shareholders

Only shareholders of record of the Company’s common stock at the close of business on March 20, 2025 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The number of shares of the Company’s common stock outstanding and entitled to vote as of the close of business on March 20, 2025 was 87,785,224. The Company has no other class of voting stock outstanding. Each share of common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

Quorum

The presence in person or by proxy of holders of a majority of the outstanding shares of the Company’s common stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business. Abstentions (and, with respect to the election of directors, votes withheld) will be included in determining the number of shares present at the Annual Meeting for the purpose of determining the presence of a quorum. If a shareholder holds shares in “street name” through a broker or other custodian, those shares will not be counted for purposes of determining the presence of a quorum unless the broker or other custodian has voted on at least one of the proposals at the Annual Meeting.

Vote Required

With respect to Proposal 1, the nominees for election who receive the greatest number of affirmative votes cast, whether during the Annual Meeting or by proxy, even if less than a majority, will be elected directors. If you (1) fail to submit a proxy or vote during the Annual Meeting, (2) mark “Withhold” on your proxy for any nominee, or (3) fail to instruct your broker or other custodian how to vote with respect to Proposal 1, it will have no effect on the outcome of that proposal.

With respect to Proposal 2, approval of the amendment to the Company’s articles of incorporation to declassify the Company’s Board of Directors requires the affirmative vote of at least 80% of the outstanding shares of the Company’s common stock. If you (1) fail to submit a proxy or vote during the Annual Meeting, (2) mark “Abstain” for Proposal 2, or (3) fail to instruct your broker or other custodian how to vote with respect to Proposal 2, it will have the same effect as a vote “Against” the proposal.

With respect to Proposal 3, approval, in an advisory (non-binding) vote, of the Company’s named executive officer compensation requires that the votes cast for such proposal exceed the votes cast against such proposal. If you (1) fail to submit a proxy or vote during the Annual Meeting or (2) mark “Abstain” for Proposal 3, it will have no effect on the outcome of that proposal.

With respect to Proposal 4, an advisory (non-binding) vote on the frequency as to when to hold the vote to approve the Company’s named executive officer compensation, the frequency choice receiving the greatest number of votes – one year, two years or three years – will be the frequency that shareholders will be deemed to have approved. If you (1) fail to submit a proxy or vote during the Annual Meeting or (2) mark “Abstain” for Proposal 4, it will have no effect on the outcome of that proposal.

With respect to Proposal 5, ratification of the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for 2025 requires that the votes cast for such proposal exceed the votes cast against such proposal. If you (1) fail to submit a proxy or vote during the Annual Meeting or (2) mark “Abstain” for Proposal 5, it will have no effect on the outcome of that proposal.

Voting Shares Held in Accounts with Brokerage Firms and Similar Organizations

If your shares are held in an account with a broker or other custodian, then your shares are held in “street name.” The firm that holds your shares, or its nominee, is considered the registered shareholder for purposes of voting at the Annual Meeting, and you are considered the beneficial owner. As a beneficial owner, you have the right to direct the firm how to vote the shares held for you, and you must follow the instructions of that firm in order to vote your shares or to change a previously submitted voting instruction. If the firm does not receive instructions from you on how to vote your shares on a “non-routine” matter (as described below), that firm does not have the authority to vote on that matter with respect to your shares. Check the information forwarded to you by the firm to see which voting methods are available to you. If you plan to vote in person at the Annual Meeting, you should contact the organization in which your shares are held to obtain a legal proxy or broker’s proxy card and bring it to the meeting as proof of your authority to vote the shares. If your shares are held through a broker or other custodian and you wish to revoke your proxy or change your vote, you should contact that organization.

Voting on Routine and Non-Routine Matters

If you own shares that are held in street name, and you do not provide the firm that holds the shares with specific voting instructions, then, under applicable rules, the firm that holds the shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the firm that holds such shares does not receive instructions from you on how to vote your shares on a non-routine matter, that firm will inform the inspector of election of the Annual Meeting that it does not have the authority to vote on the matter with respect to the shares. This is generally referred to as a “broker non-vote.”

Proposal 1 (election of directors), Proposal 2 (amendment to articles of incorporation to declassify the Board), Proposal 3 (say on pay vote), and Proposal 4 (say on pay frequency vote) in this Proxy Statement are matters that are considered non-routine under applicable rules. A broker or other custodian cannot vote without instructions on a non-routine matter, and therefore broker non-votes may exist in connection with such proposals. Proposal 5 (ratification of independent registered public accounting firm) is considered a routine matter. A broker or other custodian generally may vote on routine matters, and therefore we expect no broker non-votes in connection with Proposal 5.

Revocation and Voting of Proxies

Execution or submission of a proxy will not affect a registered shareholder’s right to attend the Annual Meeting and vote in person during the meeting. Any registered shareholder who has executed or submitted a proxy may revoke it by attending the Annual Meeting and voting in person during the meeting. A registered shareholder may also revoke his or her proxy at any time before it is exercised by filing a written notice with the Corporate Secretary of the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted during, any adjourned session of the Annual Meeting.

If your shares are held in street name, please follow the instructions delivered with the notice from your broker or other custodian or contact them for instructions on how to change or revoke your vote.

How Shares will be Voted

Shares represented by proxies will be voted at the Annual Meeting as follows:

•	Properly Completed Proxies – Shares represented by a properly completed proxy that contains voting instructions will be voted in accordance with the voting instructions specified in the proxy.

•

Proxies Without Voting Instructions – Shares represented by proxies that are properly signed and dated or submitted via the Internet but which do not contain voting instructions will be voted in accordance with the Board’s recommendations set forth above.

•

Abstentions – We will count a properly executed or submitted proxy indicating “Abstain” for purposes of determining whether there is a quorum present at the Annual Meeting, but the shares represented by that proxy will not be voted at the Annual Meeting.

•

Broker Non-votes – Your broker or other custodian may not vote your shares for you with respect to Proposals 1, 2, 3, and 4 unless you provide instructions to your broker or other custodian on how to vote them. You should follow the directions provided by your broker or other custodian regarding how to instruct your broker or other custodian to vote your shares. If you do not do this, your broker or other custodian may not vote your shares with respect to Proposals 1, 2, 3, and 4 (i.e., a broker non-vote).

A properly submitted proxy indicating “withhold” with respect to the election of one or more directors will count toward a quorum but will not be voted with respect to the director or directors indicated.

Costs of Solicitation

The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary, may be made in person, by telephone, email or other electronic means, or by special letter by directors, officers and regular employees of the Company, acting without extra compensation. In addition, the Company has engaged Regan & Associates, Inc. to assist it in the distribution and solicitation of proxies for a fee of approximately $15,000.

PROPOSAL 1 – ELECTION OF DIRECTORS

The number of directors constituting the Board is currently set at 13. The Board is divided into three classes (I, II and III), with directors to be apportioned as evenly as possible among the classes and serving staggered three-year terms.

In February 2025, the Board approved and adopted, subject to shareholder approval at the Annual Meeting, a proposed amendment to the Company’s articles of incorporation to declassify the Board. If the Company’s shareholders approve the proposed amendment at the Annual Meeting (Proposal 2), directors who have been elected to three-year terms prior to the effectiveness of the amendment, including directors elected at the Annual Meeting, will complete those terms. In addition, beginning with the 2026 annual meeting of shareholders, directors whose terms expire at an annual meeting of shareholders will be subject to election for a one-year term expiring at the next annual meeting. The Board also took action in February 2025 to reduce the number of directors of the Company from 13 to 11, effective at the Annual Meeting.

The term of office for the Class II directors will expire at the Annual Meeting. The Class II director nominees are G. William Beale, Ciaran McMullan, and Vance H. Spilman. Each of the Class II director nominees will stand for election at the Annual Meeting for a three-year term expiring at the 2028 annual meeting. Two current Class II directors, Elizabeth H. Crowther and Carolyn J. Woodruff, will not stand for re-election.

All other directors will continue in office following the Annual Meeting and their terms will expire in either 2026 (Class III) or 2027 (Class I). Provided that the Company’s shareholders approve the proposal to amend the articles of incorporation to declassify the Board, the entire Board will be elected annually beginning with the 2028 annual meeting of shareholders.

The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If, for any reason, the persons named as nominees should become unavailable to serve, an event that management does not anticipate, proxies will be voted for such other persons as the Board may designate. Each nominee has consented to being named in this Proxy Statement and has agreed to serve, if elected. There are no current arrangements between any nominee and any other person pursuant to which a nominee was selected. No family relationships exist among any of the directors or between any of the directors and executive officers of the Company.

The following biographical information discloses each director’s and nominee’s age and business experience, including the specific skills or attributes that qualify each director or nominee for service on the Board, and the year that each individual was first elected to the Board.

The Board recommends the nominees, as set forth below, for election. The Board recommends that shareholders vote “FOR” each of the nominees.

Nominees for Election as Directors

For Terms Expiring in 2028 (Class II)

G. William Beale, 75, joined the Bank as its Chief Executive Officer in May 2023. He has served as a director of the Company and as President and Chief Executive of the Company since July 2023. Mr. Beale previously served as the President and Chief Executive Officer of Community Bankers Bank, based in Chesterfield, Virginia from November 2018 to July 2020. From May 1989 to March 2017, Mr. Beale was employed at Union Bank & Trust (now known as Atlantic Union Bank) and was appointed its Chief Executive Officer in 1991. During his tenure, he grew the bank’s total assets from $180 million to $8.5 billion and created a total shareholder return of 10x. Prior to Union Bank & Trust, he worked as both an executive and commercial lender for Capital Bank and Security Bank from 1971 to 1989. Mr. Beale graduated from the Southwestern Graduate School of Banking at Southern Methodist University in 1981 and received a Bachelor of Science in Business Administration from The Citadel in 1971. He brings to the Board extensive executive leadership experience with a deep understanding of the regional banking sector.

Ciaran McMullan, 56, joined the Board in May 2024. Mr. McMullan has served as Chairman and Chief Executive Officer of Bancorp 34, Inc. and its subsidiary Southwest Heritage Bank since April 2024. He has held multiple Chairman and Chief Executive Officer roles in the U.S. community and regional banking sector and has extensive international experience at multi-national banking organizations, financial technology companies, and advisory firms. Previous U.S. banking roles include President and Chief Executive Officer of Suncrest Bank in California from April 2013 to January 2022, Chief Executive Officer of National Australia Bank’s (“NAB”) U.S. banking business in Illinois, Chairman of the Great Western Bancorporation in South Dakota, and Senior Advisor with Cappello Capital in California. He has also held several executive positions outside of the U.S. including Chief Financial Officer of NAB’s Group Technology Business in Australia, Banking Partner with (Cap Gemini) Ernst & Young also in Australia, and Principal in the PwC Banking practice in the United Kingdom. Mr. McMullan began his career as a Market Analyst with Abbey National Bank in the United Kingdom. He is currently on the board of the Greater Phoenix Economic Council and previously served on the board of directors of the Greater Sacramento Economic Council where he was also one of the founders of the region’s Fintech Consortium. He has also held multiple advisory roles with both U.S. based and international financial technology companies. Mr. McMullan is a graduate of Stirling University and Sheffield Hallam University in the United Kingdom and has attended Harvard Business School’s Executive Education Programs in both FinTech and Agribusiness. He recently completed a certification in Decentralized Finance at Duke University. He brings to the Board his background in banking, executive leaderships insights, consulting, and Fintech experience.

Vance H. Spilman, 63, joined the Board following the Company’s acquisition of Bay Banks of Virginia, Inc. (“Bay Banks”) in January 2021. He has served as the Chief Executive Officer of LeafSpring Schools (“LeafSpring”) and its franchisor, Prism LLC since June 2015. LeafSpring is a national chain of for-profit preschools, which operates 14 schools across the U.S. From July 2012 to May 2015, Mr. Spilman was President of SweetFrog Enterprises, LLC (“SweetFrog”), a national chain of over 300 frozen yogurt retail stores. Prior to joining SweetFrog, he was the Chief Financial Officer of the largest national Five Guy’s Burgers and Fries franchise. Mr. Spilman served on the Virginia Museum of Fine Arts Foundation Board for over 10 years, and was Chair of its Investment Committee. He previously served on the boards of the Jamestown/Yorktown Society, St. Catherine’s School, the Nature Conservancy and Theatre IV. Mr. Spilman received his Bachelor of Arts and Master of Business Administration degrees from the University of Virginia. He brings to the Board meaningful finance and corporate strategy insight, and his experience includes 18 years in commercial and investment banking and asset management.

Incumbent Directors

Terms Expiring in 2027 (Class I)

Hunter H. Bost, 58, joined the Board in 2016. He is a private investor and real estate developer based in Durham, North Carolina. Previously, Mr. Bost served on the boards of directors of River Bancorp, Inc. (“River”) and its subsidiaries, River Community Bank and 1st Medallion Mortgage Corporation, prior to River’s merger with the Company in 2016. He also served as Chairman of River. Mr. Bost spent over 10 years in New York at Electra Partners, Merrill Lynch, and Price Waterhouse (now PwC). He has served on several non-profit boards, including Hábitat Para La Humanidad Guatemala, Mathkind, and both the Board of Visitors and the International Studies Advisory Board at the University of North Carolina at Chapel Hill. Mr. Bost was a Morehead Scholar at the University of North Carolina at Chapel Hill, where he received a Bachelor of Arts in Economics and a Master of Accounting. Additionally, he has a Master of Business Administration from the MIT Sloan School of Management and a Master of Public Administration from Harvard University’s Kennedy School of Government. Mr. Bost brings to the Board broad experience in digital assets, Fintech, real estate and investing along with a community service focus.

Trevor Montano, 46, joined the Board in May 2024. Mr. Montano is the Founder and Managing Member of West Potomac Capital LLC (“WPC”), an investment management firm focused on the financial services sector and sustainable finance. Prior to founding WPC, Mr. Montano spent 20 years in investment banking and portfolio management focused on the financial services sector. As a strategic and financial advisor, he advised on merger and acquisitions (“M&A”), capital raising and other structured financing transactions and worked closely with U.S. and foreign banks, community development financial institutions, minority depository institutions, specialty finance companies, broker-dealers, financial technology businesses and governments. Mr. Montano has completed more than 30 strategic M&A and capital raising transactions worth over $35 billion in transaction value. He also spent 3 years in public service as the Chief Investment Officer at the U.S. Department of the Treasury from 2014-2017 where he was responsible for managing financial institution investments made by the U.S. Government under the Troubled Asset Relief Program. Mr. Montano assumed responsibility for, and management of, the ~$5 billion investment portfolio (~100 institutions) in 2014 and largely wound it down over three years. Mr. Montano received his Master of Business Administration from Columbia Business School and is a graduate of the School of Business at George Mason University. He is a Chartered Financial Analyst (“CFA”) Charterholder and member of the Economic Club of Washington D.C. Mr. Montano also serves as a member of the Board of Trustees for the George Mason University Foundation, Inc. Mr. Montano brings to the Board meaningful corporate finance, accounting, and investment experience, private equity and capital markets experience, as well as regulatory and corporate governance insights.

Julien G. Patterson, 73, joined the Board following the Company’s acquisition of Bay Banks in January 2021, after serving over 20 years on that board. He has chaired the Company’s Compensation Committee, and currently chairs the Governance Committee. Mr. Patterson is the past Chairman of the Board of Directors of OMNIPLEX World Services Corporation (“OMNIPLEX”), a company he founded over 30 years ago that delivers protective security solutions to government agencies and major corporations. He currently owns several small businesses in the Northern Neck region of Virginia employing approximately 125 personnel with revenues of approximately $7 million. Mr. Patterson’s career began with the Central Intelligence Agency;, and during his service he designed a wide variety of comprehensive security training programs worldwide. He is a past Chairman of the Virginia Economic Development Partnership, the Virginia Chamber of Commerce, the Virginia Community College Foundation, the Virginia Public Safety Foundation, and Virginia FREE, and is a past trustee of the Virginia Foundation for Independent Colleges. Mr. Patterson

served on the Board of Directors of Northern Neck Insurance Company for more than 20 years. He received his undergraduate and honorary doctorate degrees from Norfolk State University, and previously served on the university’s Board of Visitors. Mr. Patterson brings to the Board innovative leadership insights and proven management solutions as a values-driven entrepreneur, in addition to his experience gained while serving on a variety of other business boards.

Randolph N. Reynolds, Jr., 59, joined the Board following the Company’s acquisition of Bay Banks in January 2021. He has over 10 years of community bank board experience. Mr. Reynolds is a Partner in Reynolds Development Company, a private real estate management and development company specializing in commercial real estate. He previously served in numerous management roles for Reynolds Metals Company, both in Richmond, Virginia and internationally. Mr. Reynolds currently serves as Vice President of the Henrico Police Foundation (Richmond, Virginia). He also serves on the Virginia Commonwealth University Engineering Board of Trustees, and the Real Estate Facilities Academic and University Resources Committees of Virginia Commonwealth University in Richmond, Virginia. Mr. Reynolds received a Bachelor of Arts in Economics from the College of William & Mary. He brings to the Board extensive knowledge of the commercial real estate industry, experience in senior management positions and a valuable perspective on community involvement in the Company’s market areas.

Terms Expiring in 2026 (Class III)

Heather M. Cozart, 48, joined the Board in June 2023. Ms. Cozart is a former audit and advisory partner of the accounting firm FORVIS LLP (formerly DHG LLP). As an external audit partner, Ms. Cozart led independent financial statement audits of publicly traded and privately held entities, primarily in the financial services sector. She has extensive experience in financial accounting, Securities and Exchange Commission (the “SEC”) reporting, internal controls, mergers and acquisitions, debt and equity offerings, initial public and secondary offerings, and the implementation of accounting and auditing standards. As an advisory partner, she focused on assisting her clients with the implementation of new accounting standards, internal auditing, and due diligence activities for various entities. While in public accounting, Ms. Cozart also held various leadership roles including office managing partner and as a member of DHG LLP’s executive committee, which included responsibility for leading teams through transformation. Prior to this experience, she led the technical accounting and financial reporting functions at two publicly traded financial services companies. Ms. Cozart is a graduate of Salisbury State University with a Bachelor of Science double major in Accounting and Business Administration/Finance Concentration and is a Certified Public Accountant licensed in the State of North Carolina. She is currently a member of the Board of Trustees of Blue Cross and Blue Shield of North Carolina, serving as Chairman of its audit committee and a member of its people and culture committees. Ms. Cozart is also a member of the American Institute of Certified Public Accountants, the North Carolina Association of Certified Public Accountants and the National Association of Corporate Directors (“NACD”). In addition, she is NACD Directorship Certified and completed the Carnegie Mellon/NACD Cyber-Risk Oversight Program, earning the CERT Certificate in Cybersecurity Oversight. Ms. Cozart’s leadership, accounting, industry knowledge, and board governance contribute to the Board.

Otis S. Jones, 64, joined the Board in June 2023. Mr. Jones is the Sales Director of the Southeast Financial Services business unit at ServiceNow, Inc. (“ServiceNow”), a publicly-traded software company providing cloud computing platforms to help companies manage digital workflows for enterprise operations. He joined ServiceNow in March 2021 after retiring from IBM following 36 years of service, with his last position as Client Unit Director of the Mid-Atlantic Financial Services business unit. Mr. Jones has over 30 years of financial services experience, primarily as a sales leader helping financial services clients leverage technology to transform business operations. At IBM, he led sales teams and was responsible for client satisfaction, revenue, and profit for a product portfolio that included hardware, software, services and custom banking solutions. Mr. Jones is a Trustee of the Chesapeake Bay Foundation (“CBF”) and was named Chair of the Board of Trustees of CBF in January 2023. He also serves on the Board of Directors of Northern Neck Insurance Company, an insurance company headquartered in Irvington, Virginia, and is Chair of its Risk Committee as well as a member of its Compensation Committee. In July 2020, Mr. Jones was appointed for a two-year term by former Governor Ralph S. Northam to the Virginia Council of Environmental Justice, whose mission is to ensure that vulnerable communities are being protected from pollution, climate change, and environmental hazards. Mr. Jones is a former Trustee and Vice President of the Chesterfield Public Education Foundation, Inc., and the Richmond Public Schools Education Foundation. He is past Chair of the Board of Trustees of The Richmond Forum. A native of the Northern Neck area of Virginia (Weems, Virginia), he holds a Bachelor of Arts in Journalism and Public Relations from Norfolk State University. Mr. Jones brings to the Board his significant experience in sales and technology, specifically relating to the financial services industry, along with his deep service and ties to the communities within the Company’s market areas.

Anthony R. Scavuzzo, 43, has been a director of the Company since June 2024 and the Bank since May 2024. Mr. Scavuzzo is a Managing Principal of Castle Creek Capital, LLC, an alternative asset management firm focused on the community banking industry, and has been at the firm since 2009. He sits on the Investment Committee for the Castle Creek funds and is on the board of directors at several portfolio companies including McGregor Bancshares, First Bancshares of Texas, Texas Community Bancshares, and Central Payments, LLC. Mr. Scavuzzo also serves as a board observer at Mid Penn Bancorp and Pathfinder Bancorp. His previous board experience includes over a dozen other companies, including Enterprise Financial Services Corp and Guaranty Federal Bancshares. Mr. Scavuzzo also serves on various board committees regarding governance, compensation, risk, and asset/liability management. He is also a member of the Investment Committee for Castle Creek Launchpad Fund I, a venture capital fund focused on the intersection of Fintech and Community Banking. Prior to joining Castle Creek, Mr. Scavuzzo worked in an operating role for the Chief Executive Officer at MB Financial Bank in Chicago where he was responsible for evaluation of merger and acquisition opportunities and capital investment strategy. He also held positions in various departments including corporate treasury, asset/liability management, wealth management, and credit analysis. Mr. Scavuzzo is currently a member of the Board of Trustees for the Dallas Police and Fire Pension System and a member of the CFA Society of Dallas/Fort Worth. He is also a member of The Dallas Petroleum Club. Mr. Scavuzzo was formerly Treasurer and a member of the board of directors for the CFA Society of San Diego and past Chairman of the Finance Committee for the CFA Society of Chicago. He received his Master of Business Administration from the University of Chicago Booth School of Business and graduated with a Bachelor of Business Administration in Finance from the University of Iowa. He is also a CFA Charterholder. Mr. Scavuzzo’s extensive bank operating experience, including experience in wealth management, asset liability and investment, and mergers and acquisitions, as well as his significant board committee experience in risk, compensation, and asset liability and investment, qualify him to serve on our board of directors.

William W. Stokes, 61, has served as a director of the Company since 2012. Mr. Stokes has been the Chief Financial Officer of Bio-Cat, Inc., a high-quality enzyme manufacturer based in the Charlottesville, Virginia area, since 2009. He previously spent over 20 years in commercial banking, including as a Senior Vice President and Area Executive for the Charlottesville market for StellarOne Bank (now Atlantic Union Bank) and its predecessor, Second Bank and Trust. Mr. Stokes is a graduate of North Carolina State University with a Bachelor of Arts in Accounting. Mr. Stokes brings to the Board his background in banking along with accounting experience and knowledge of the manufacturing industry.

Retiring Directors

Elizabeth H. Crowther and Carolyn J. Woodruff, directors of the Company and the Bank, are retiring from the Boards of Directors of the Company and the Bank effective as of the date of the Annual Meeting.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

M. Dean Brown, 60, has been Chief Operations and Technology Officer of the Bank since August 2023. Mr. Brown has over 35 years of technology and operational leadership experience. Prior to joining the Bank, he was the Executive Vice President of Enterprise Operations and Chief Information Officer at Atlantic Union Bank from 2015 to 2022, Executive Vice President and Chief Operations and Information Officer of Intersections, Inc. from 2011 to 2015, and held Chief Information Officer roles at Advance America, Upromise, and Capital One - Health Care Finance/AmerfiFee. Mr. Brown holds a Bachelor of Science degree in Business Information Systems from Virginia Commonwealth University and a Masters Degree in Project Management from George Washington University.

Judy C. Gavant, 65, was appointed President of the Bank in April 2022 and has been Executive Vice President and Chief Financial Officer of the Company since February 2021. She was Executive Vice President and Chief Financial Officer of the Bank from February 2021 to April 2022 and has been President and Chief Financial Officer of the Bank since April 2022. She is also Executive Vice President, Chief Financial Officer and Treasurer of BRB Financial Group, Inc. Ms. Gavant has over 40 years of experience in accounting, taxation, finance, and mergers and acquisitions. From March 2018 until the Company’s merger with Bay Banks, she served as Executive Vice President and Chief Financial Officer of Bay Banks and its bank subsidiary, Virginia Commonwealth Bank. Prior to joining Bay Banks, Ms. Gavant was Senior Vice President, Controller and Chief Accounting Officer of Xenith Bankshares, Inc. (“Xenith”) and its subsidiary bank from July 2016 until it was acquired by Atlantic Union Bankshares Corporation in January 2018. She was Senior Vice President, Controller and Principal Accounting Officer of Xenith from August 2010 until July 2016. Prior to joining Xenith in 2010, Ms. Gavant held a variety of positions with Owens & Minor, Inc., Tredegar Corporation and Dominion Energy, Inc., all publicly-traded companies. Ms. Gavant served in the audit and tax practices of PricewaterhouseCoopers LLP over a nine-year period. Ms. Gavant is a Certified Public Accountant licensed in the Commonwealth of Virginia and State of Texas.

Loreen Lagatta, 56, has been Executive Vice President and Chief Human Resources Officer of the Company and the Bank since July 2023. Prior to joining the Company, she was a Principal with Pearl Meyer & Partners, LLC from October 2021 to July 2023, Executive Vice President and Chief Human Resources Officer for Atlantic Union Bank from October 2011 to October 2021, and Director of Human Resources of Capital One Financial Corporation from June 2008 to October 2011. Prior to joining Capital One Financial Corporation, Ms. Lagatta held a variety of positions in human resources with Wells Fargo Securities (formerly, Wachovia Corporation) and Citigroup, Inc. over a 20-year period.

Brett E. Raynor, 41, has been Chief Accounting Officer of the Company and the Bank since April 2022. Previously, Mr. Raynor served as Senior Vice President and Director of Financial Reporting of the Bank since February 2021. He served as Senior Vice President and Controller of Virginia Commonwealth Bank, Bay Bank’s subsidiary bank, from March 2018 until the Company’s acquisition of Bay Banks in January 2021. Mr. Raynor has approximately 20 years of experience in accounting, financial reporting, auditing, and mergers and acquisitions, and over 10 years of experience with publicly-traded bank holding companies. Prior to joining Virginia Commonwealth Bank, Mr. Raynor was with Xenith and its subsidiary bank from March 2012 until it was acquired by Atlantic Union Bankshares Corporation in January 2018. Mr. Raynor held roles of progressively higher levels of responsibility in accounting and financial reporting during his tenure with Xenith. Mr. Raynor began his career with KPMG US LLP in the audit and advisory practice. He is a Certified Public Accountant licensed in the Commonwealth of Virginia.

Stanley A. Roberts, 48, has been Executive Vice President and General Counsel of the Company and the Bank since August 2024. Prior to joining the Company and Bank, Mr. Roberts was a commercial litigator with a particular focus on the legal needs of financial institutions at the law firm of McGuireWoods LLP in Richmond, Virginia. Prior to joining McGuireWoods in 2012, he was a commercial litigator with Sullivan & Cromwell LLP in New York, New York from 2007 to 2012. After law school, before entering private practice, Mr. Roberts was a law clerk on the United States Court of Appeals for the Second Circuit from 2005 to 2007. None of his prior employers are parents, subsidiaries, or otherwise affiliates of the Company or Bank.

Grace M. Vallacchi, 61, has been Executive Vice President and Chief Risk Officer of the Company and the Bank since March 2024. Prior to joining the Company and Bank, she was Executive Vice President and Chief Risk Officer of OceanFirst Bank, N.A. and OceanFirst Financial Corp. from September 2017 to September 2023. Her career includes 15 years with the Office of the Comptroller of the Currency, including most recently as Associate Deputy Comptroller in the Northeastern District from 2016 to 2017, and prior to that as Assistant Deputy Comptroller from 2012 to 2016. Earlier in her career, Ms. Vallacchi spent 10 years in commercial banking as a corporate relationship manager at First Fidelity Bank and commercial underwriter at First Union Bank.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

The business and affairs of the Company are managed under the direction of the Board in accordance with the Virginia Stock Corporation Act and the Company’s Articles of Incorporation and Bylaws. Members of the Board are kept informed of the Company’s business through discussions with the Chairman of the Board, the President and Chief Executive Officer, and other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

Each director of the Company also serves as a director of the Bank. Our directors are actively involved in the Company’s strategic planning process.

Board Leadership

The Board considers its structure and leadership annually. To date, we have chosen not to combine the positions of President and Chief Executive Officer and Chairman. The Chair of the Board is a non-management director, and the Chair and Vice Chair are elected annually. Vance H. Spilman currently serves as Chairman of the Board and William W. Stokes currently serves as Vice Chairman of the Board. We believe that our leadership structure is appropriate as it contributes to Board independence and balanced oversight of the board functions, while allowing the Chief Executive Officer to focus on the day-to-day leadership and operations of the Bank.

Board Independence

The Board in its business judgment has determined that 12 of its 13 current members are “independent” as that term is defined by New York Stock Exchange (“NYSE”) rules. Mr. Beale is not an independent director due to his position as President and Chief Executive Officer of the Company.

Board Members Serving on Other Publicly Traded Company Boards of Directors

Mr. Scavuzzo has been a director of Texas Community Bankshares, Inc. (TCBS) since 2022, Third Coast Bancshares, Inc. (TCBX) since 2022, and Pathfinder Bancorp, Inc. (PBHC) since 2023, and Mr. McMullan has been a director of Bancorp 34, Inc. (BCTF) since 2024.

Board and Committee Meeting Attendance

Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties, including attendance at meetings of the Board and its committees. In 2024, there were 15 meetings of the Company’s Board of Directors and 12 meetings of the Bank’s Board of Directors. Each director then serving attended greater than 75% of the aggregate number of meetings of the Company’s Board of Directors and meetings of committees of which the director was a member in 2024.

Executive Sessions

The Board generally holds executive sessions of non-employee directors at each Board meeting. At least one executive session each year is held for the purpose of formally evaluating the President and Chief Executive Officer. Any independent director can request that an executive session be scheduled.

Board Involvement in Risk Oversight

The Board oversees risk to be reasonably certain that the Company’s risk management policies, procedures, and practices are consistent with corporate strategy and functioning appropriately. The Board performs risk oversight in several ways, including through the Enterprise Risk Management Committee. The Enterprise Risk Management Committee is responsible for providing fiduciary oversight to achieve the Company’s enterprise risk management vision and mission with regards to the Company’s risk management program. The Committee exercises general oversight of executive management’s responsibilities to assess and manage the Company’s strategic risk, reputational risk, credit risk, market risk (includes liquidity and interest rate risk), price risk, operational risk (includes information technology risk), and compliance risk. The Board establishes standards for risk management by approving policies that address and mitigate the Company’s most material risks. These include policies addressing credit risk, interest rate risk, capital risk, liquidity risk, and cybersecurity risk, as well as Bank Secrecy Act/Anti-Money-Laundering compliance. The Board also monitors, reviews, and reacts to risk through various reports presented by management, internal and external auditors, legal counsel and regulatory examiners.

Committees of the Board

The Board has, among others, a standing Audit Committee, a Compensation Committee and a Governance Committee.

Audit Committee. The current members of the Audit Committee are Ms. Cozart (Chair), and Messrs. Bost, Montano, and Stokes. The Board has determined that all members of the Audit Committee are independent under the rules of the NYSE and the SEC, and meet the definition of independent directors as set forth in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that all of the members of the Audit Committee have sufficient knowledge in financial and auditing matters to serve on the Committee and that Ms. Cozart, Mr. Bost, Mr. Montano, and Mr. Stokes each qualify as an “audit committee financial expert” as defined by regulations of the SEC.

The Audit Committee has adopted a charter that provides guidance to the Committee, the entire Board and the Company regarding the Committee’s purposes, goals, responsibilities, functions and its evaluation. A copy of the charter is available on the Company’s website at www.mybrb.bank under “Investor Relations.” The Audit Committee provides independent and objective oversight of the integrity of the Company’s financial statements, the accounting functions and internal controls of the Company and its subsidiaries and affiliates (as applicable), compliance with legal and regulatory requirements, the Company’s independent registered auditors’ qualifications and independence, and the performance of the Company’s independent registered auditors, and the Company’s internal audit function. The Audit Committee and the Board have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants and internal auditors. The Committee also reviews and advises the Board with respect to the Bank’s risk management policies, and tax policies. The Audit Committee met 14 times during the year ended December 31, 2024.

Compensation Committee. The current members of the Compensation Committee are Dr. Crowther (Chair), and Messrs. Patterson, Reynolds, and Scavuzzo. The Board has determined that all members of the Compensation Committee are independent under the rules of the NYSE and the SEC.

The Compensation Committee has adopted a charter that provides guidance to the Committee, the entire Board and the Company regarding the administration of the compensation programs and policies of the Company. A copy of the charter is available on the Company’s website at www.mybrb.bank under “Investor Relations.” The Compensation Committee provides assistance to the Board in fulfilling its responsibility to shareholders, potential shareholders, and the investment community to ensure that the Company’s officers, key executives, and Board members are compensated in accordance with the Company’s total compensation objectives and executive compensation philosophy and strategy. The Committee recommends and approves the compensation policies, strategies, and pay levels necessary to support organizational objectives. The Compensation Committee met eight times during the year ended December 31, 2024.

Governance Committee. The current members of the Governance Committee are Messrs. Patterson (Chair) and Reynolds, Dr. Crowther, and Ms. Woodruff. The Board has determined that all members of the Governance Committee are independent under the rules of the NYSE and the SEC.

The Governance Committee has adopted a charter that provides guidance to the Committee, the entire Board and the Company regarding the process for identifying and recommending directors to the Board. A copy of the charter is available on the Company’s website at www.mybrb.bank under “Investor Relations.” The Governance Committee provides assistance to the Board in fulfilling its responsibility to shareholders, potential shareholders, regulators, and the investment community to ensure that the Board practices create a governance environment conducive to value creation and risk management. Among other things, the Governance Committee is responsible for (i) selecting and recommending to the Board nominees for election at annual meetings of shareholders, (ii) selecting and recommending to the Board nominees to fill Board vacancies, and (iii) reviewing and recommending to the full Board for approval any changes to the Company’s articles of incorporation and bylaws. The Governance Committee met six times during the year ended December 31, 2024.

In identifying potential nominees, the Governance Committee takes into account such factors as it deems appropriate, including the current composition of the Board to ensure diversity among its members. Diversity includes the range of talents, experiences, and skills that would best complement those that are already represented on the Board, the balance of management and independent directors, and the need for specialized expertise. Among other things, directors of the Company should possess the following qualifications, qualities, skills or expertise:

•	the highest ethics, integrity and values;

•	outstanding personal and professional reputations;

•	professional experience and personal expertise that help the Board create shareholder wealth and represent the interests of shareholders;

•	knowledge of issues affecting the Company;

•	the ability to exercise independent business judgment;

•	freedom from conflicts of interest;

•	demonstrated leadership skills; and

•	the willingness and ability to devote the time necessary to perform the duties and responsibilities of a director.

The Governance Committee considers candidates for Board membership suggested by its members, by management, and by shareholders of the Company. Candidates suggested by shareholders are considered on the same basis as candidates suggested by Committee members and management.

Compensation Committee Interlocks and Insider Participation

None of the members of the Company’s Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, none of the Company’s executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the Company’s directors or on its Compensation Committee.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines supplement the Company’s articles of incorporation and bylaws, the charters of the Board’s committees and the laws and regulations to which the Company is subject to provide the foundation for the Company’s governance. The guidelines cover, among other matters, the roles of the Board and management, the Board’s critical functions, and director responsibilities and qualifications. A copy of the Corporate Governance Guidelines is available on the Company’s website at www.mybrb.bank under “Investor Relations.”

Board Skills and Diversity Matrix

The following matrix summarizes areas of skills and experience that our Board considers important to maintain effective oversight of the Company. The matrix shows the skills, demographics, tenure, and other attributes that are assessed in connection with Board nominations. Although the matrix is not required, the Board voted to approve its inclusion in this Proxy Statement. Each director also contributes other important skills, experience, and personal attributes to the Board that are not reflected within the table below.

	Beale	Bost	Cozart	Crowther	Jones	McMullan	Montano	Patterson	Reynolds	Scavuzzo	Spilman	Stokes	Woodruff
Professional Skills and Experience
Accounting and Finance	X	X	X			X	X	X	X	X	X	X	X
Corporate Governance /Ethics	X	X	X	X	X	X	X	X	X	X	X		X
Cybersecurity			X		X				X			X	X
Executive Experience	X	X	X	X	X	X	X	X	X	X	X	X	X
Information Technology		X	X		X								X
Law													X
Mergers and Acquisitions	X	X	X	X		X	X	X	X	X	X		X
Private Equity		X	X	X			X	X		X	X		X
Risk Management	X	X	X	X	X	X	X	X	X	X	X	X	X
Strategic Planning/ Oversight	X	X	X	X	X	X	X	X	X	X	X	X	X
Demographics
Gender Identity	M	M	F	F	M	M	M	M	M	M	M	M	F
African American					X			X
Hispanic							X
White/Caucasian	X	X	X	X		X			X	X	X	X	X
Board Tenure and Independence
Years	2	19	2	14	2	1	1	23	6	1	6	13	6
Independence		X	X	X	X	X	X	X	X	X	X	X	X

Code of Ethics

The Company has adopted a Code of Ethics and Conflict of Interest Policy that applies to directors, executive officers and employees of the Company and the Bank. A copy of the code is available on the Company’s website at www.mybrb.bank under “Investor Relations.”

Communications with Directors

Any director may be contacted by writing to the named director, c/o Blue Ridge Bankshares, Inc., 1801 Bayberry Court, Suite 101, Richmond, VA 23226. Communications to the non-management directors as a group may be sent to the same address, c/o the Corporate Secretary of the Company. The Company promptly forwards all such correspondence to the indicated directors.

OWNERSHIP OF COMPANY COMMON STOCK

Security Ownership of Directors, Executive Officers and Certain Beneficial Owners

The following table sets forth information as of March 20, 2025, regarding the number of shares of the Company’s common stock beneficially owned by each director and each named executive officer of the Company and by all directors and executive officers as a group. In addition, the table includes information with respect to persons known to the Company who own or may be deemed to own more than 5% of the common stock as of March 20, 2025. Unless otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number		Percentage
Directors and Named Executive Officers:
G. William Beale	626,477	(2)(3)	*
Hunter H. Bost	187,322	(2)(3)	*
M. Dean Brown	56,846	(2)	*
Heather M. Cozart	46,495		*
Elizabeth H. Crowther	20,734	(3)	*
Judy C. Gavant	229,234	(2)(4)(5)	*
Otis S. Jones	12,495		*
Ciaran McMullan	1,000		*
Trevor Montano	618,490	(6)	*
Julien G. Patterson	341,442	(2)(3)(4)	*
Randolph N. Reynolds, Jr.	32,712		*
Anthony R. Scavuzzo	—		*
Vance H. Spilman	143,216	(2)(4)	*
William W. Stokes	118,869	(2)	*
Carolyn J. Woodruff	141,566	(2)(3)	*

All of the Company’s directors and executive officers as a group (19 individuals)	2,706,479	(7)	3.08%

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number		Percentage
5% Shareholders:
Kenneth R. Lehman	29,998,257	(8)	30.68%
Castle Creek Capital Partners VIII, L.P.	17,285,078	(9)	18.48%
BlackBarn Capital Master Fund, L.P.	6,668,706	(10)	7.40%
AB Financial Services Opportunities Master Fund L.P.	6,412,787	(11)	7.14%

*	Represents less than 1% of the applicable class of capital stock.
(1)

Based on 87,785,224 shares of the Company’s common stock outstanding as of March 20, 2025. For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security, the power to dispose of or direct the disposition of the security, or the right to acquire beneficial ownership of the security within 60 days. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or other purchase rights held by that person that are currently exercisable or exercisable within 60 days of March 20, 2025 are deemed outstanding, but they are not deemed outstanding for computing the percentage ownership of any other person. The mailing address of the directors and officers included in the table is 1801 Bayberry Court, Suite 101, Richmond, Virginia 23226.

(2)

Includes shares of unvested restricted stock, as follows: Mr. Beale, 159,770; Mr. Bost, 6,335; Mr. Brown, 53,513; Ms. Gavant, 86,438; Mr. Patterson, 6,170; Mr. Spilman, 8,216; Mr. Stokes, 5,718; and Ms. Woodruff, 6,244.

(3)

Includes shares held by affiliated corporations, spouses, other close relatives and dependent children, or as custodians or trustees, as follows: Mr. Beale, 400,000; Mr. Bost, 28,071; Dr. Crowther, 486; Mr. Patterson, 40,000; and Ms. Woodruff, 3,387.

(4)	Includes shares that may be acquired pursuant to currently exercisable stock options as follows: Ms. Gavant, 7,500; Mr. Patterson, 1,183; and Mr. Spilman, 1,125.
(5)	Includes shares allocated to the participant’s account in one of the Company’s Employee Stock Ownership Plans and 401(k) Plan, as follows: Ms. Gavant, 4,852.
(6)	Includes a warrant that is currently exercisable to purchase 216,836 shares of common stock.
(7)

Includes 4,897 shares allocated to accounts in one of the Company’s Employee Stock Ownership Plans and 401(k) Plan, 501,192 shares of unvested restricted stock, and 11,683 shares that may be acquired pursuant to currently exercisable stock options.

(8)

Based on information set forth in a Schedule 13D/A filed with the SEC on July 8, 2024. The Schedule 13D reports that Kenneth R. Lehman has sole voting and sole dispositive power with respect to 19,998,257 shares of common stock and a warrant that is currently exercisable to purchase 10,000,000 shares of common stock. The mailing address of Mr. Lehman is 122 North Gordon Road, Fort Lauderdale, Florida 33301.

(9)

Based, in part, on information set forth in a Schedule 13D filed with the SEC on April 10, 2024. The Schedule 13D reports that Castle Creek Capital Partners VIII, LP (“Fund VIII”) has shared voting and dispositive power with respect to 593,078 shares of common stock and Castle Creek Capital VIII LLC, the general partner of Fund VIII, has shared voting and dispositive power with respect to 593,078 shares of common stock. The Schedule 13D also reports that Fund VIII owns 2,732 shares of Series C Preferred Stock (which were exchanged for 10,928,000 shares of common stock as reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2024) and a warrant to purchase 1,441 shares of Series C Preferred Stock (which was exchanged for a warrant to purchase 5,764,000 shares of common stock as reported in the aforementioned 8-K filed on November 8, 2024). The mailing address for Fund VIII and Castle Creek Capital VIII LLC is 11682 El Camino Real Suite 320, San Diego, California 92130.

(10)

BlackBarn Capital Master Fund, L.P. owns 4,316,706 shares of common stock and a warrant that is currently exercisable to purchase 2,352,000 shares of common stock. The mailing address for BlackBarn Capital Master Fund, L.P. is 250 W 55th St, 25th Floor, New York, New York 10019.

(11)

AB Financial Services Opportunities Master Fund L.P., which is controlled by AB Financial Services Opportunities Management LLC which is in turn controlled by AllianceBernstein L.P., owns 4,408,787 shares of common stock and a warrant that is currently exercisable to purchase 2,004,000 shares of common stock. The mailing address of AB Financial Services Opportunities Master Fund L.P. is c/o AllianceBernstein L.P., 1345 Avenue of the Americas, New York, New York 10105.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and any persons who beneficially own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Based solely upon a review of Forms 3, 4 and 5 filed with the SEC during the year ended December 31, 2024, the Company believes that all directors, executive officers and beneficial owners of more than 10% of its common stock timely complied with all of the filing requirements applicable to them with respect to transactions during the year ended December 31, 2024, except as follows.

A Form 3 for each of Messrs. McMullan, Montano, Roberts, and Scavuzzo, and Ms. Vallacchi was filed late. A Form 4 for each of Mr. Beale and Ms. Gavant was filed late with respect to a restricted stock award made in March 2024. In addition, one Form 4 reporting transaction was filed late for Mr. Montano in July 2024. Lastly, a Form 4 amendment for each of Mr. Stokes and Ms. Woodruff was filed late for restricted stock awards made in December 2024.

Securities Hedging

The Company does not have any practices or policies regarding the ability of employees or directors to engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s common stock (including prepaid variable forward contracts, short sales, equity swaps, puts, collars, exchange funds, or similar transactions).

Insider Trading Policy

The Company has adopted an insider trading policy that governs the purchase, sale, and/or other transactions of the Company’s securities by its directors, officers, and employees. In addition, with regard to the Company’s trading in its own securities, it is the Company’s policy to comply with the federal securities laws and the applicable exchange listing requirements.

EXECUTIVE COMPENSATION

Overview

This section explains the Company’s executive compensation program for its named executive officers listed below. This section also describes the process of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) for making pay decisions, as well as its rationale for specific decisions related to the year ended December 31, 2024.

Name	Positions
G. William (“Billy”) Beale	President and Chief Executive Officer of the Company; Chief Executive Officer of the Bank
Judy C. Gavant	Executive Vice President and Chief Financial Officer of the Company and the Bank; President of the Bank
M. Dean Brown	Chief Operations and Technology Officer of the Bank

Shareholder Say on Pay Vote

As of December 31, 2024, the Company exited “emerging growth company” status as defined in the Jumpstart Our Business Startups Act. However, the Company remains a smaller reporting company and continues to comply with the associated disclosure requirements.

As part of this transition, shareholders will have their first opportunity to cast a non-binding advisory vote to approve the Company’s named executive officer compensation at the Annual Meeting. While this vote is advisory, the Compensation Committee values shareholder feedback and will consider the results when making future executive compensation decisions.

Following the vote at the Annual Meeting and depending on the outcome of Proposal 4 (regarding the frequency of future say on pay votes), the Company’s next say on pay vote is expected to occur at the 2028 annual meeting of shareholders.

Principles and Objectives of the Company’s Compensation Program

The Company’s executive compensation program is designed to attract and retain highly skilled and motivated executive officers who will manage the Company in a manner to promote its growth and profitability and advance the interests of its shareholders. Additional objectives of the Company’s executive compensation program include the following:

•	to align executive pay with shareholders’ interests;

•	to recognize individual initiative and achievements; and

•	to deter excessive risk taking.

The Company’s executive compensation program includes the following key elements:

Pay Element	How It’s Paid	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual financial and strategic objectives that contribute to the creation of shareholder value.
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial goals that drive the creation of shareholder value and support the Company’s leadership retention objectives.

Compensation Practices and Policies

The Company also believes the following practices and policies within the Company’s program promote sound compensation governance and are in the best interests of its shareholders and executives:

What We Do		What We Don’t Do
✓	Emphasize variable pay over fixed pay, with a portion tied to individual and Company performance	×	No golden parachute tax gross-ups. The Company doesn’t allow for tax gross-ups under employment agreements or other severance plans

✓	Maintain a clawback policy	×	No repricing or exchange of underwater options without shareholder approval

✓	Emphasize long-term performance – equity award programs vest over a multi-year period.	×	No option or stock appreciation rights granted below fair market value

✓	Provide for “double-trigger” equity award vesting and severance benefits upon a change in control	×	No supplemental executive retirement plans

✓	Use an independent compensation consultant	×	No significant perquisites

		×	No multi-year compensation guarantees – the Company’s employment agreements and compensation plans do not generally provide for any multi-year compensation.

Compensation Benchmarking and Decisions

The Company’s executive compensation programs are administered by or under the direction of the Compensation Committee. The Compensation Committee approves compensation policies, strategies and pay levels necessary to support organizational objectives and makes recommendations to the Board for approval as appropriate.

In determining the compensation of its executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash incentives and bonuses, equity compensation, retirement benefits and other benefits, using a number of factors including the following:

•	the Company’s financial, operating, and competitive performance measured by attainment of strategic objectives and operating results on a standalone basis and compared to peer companies;

•

the duties, responsibilities, and performance of each executive officer of the Company, including the achievement of identified goals for the year as they pertain to the areas of the Company’s operations for which the executive is personally responsible and accountable;

•	historical cash and other compensation levels; and

•	comparative industry market data to assess compensation competitiveness.

The role of the Company’s Chief Executive Officer in determining executive compensation is limited to input in the performance evaluation of the other named executive officers of the Company. The Company’s Chief Executive Officer has no input in the determination of his own compensation, which is determined by the independent members of the Board after receiving a recommendation by the Compensation Committee. Likewise, the other named executive officers have no role in the determination of their own compensation.

Role of Compensation Consultant

During 2023 and continuing into 2024, the Compensation Committee retained the services of Pearl Meyer & Partners, LLC (“Pearl Meyer”), an independent third-party executive compensation consultant. Pearl Meyer attended a majority of the Compensation Committee meetings in 2024 to provide the Compensation Committee and the Board advice on compensation trends and issues. In 2023 and 2024, Pearl Meyer also provided an annual compensation study comparing the Company’s compensation practices and amounts to a peer group of similarly sized banks. The compensation study included executive compensation. The Compensation Committee incorporates the advice of Pearl Meyer in its decision-making processes and recommendations to the Board.

Pearl Meyer reports directly to the Compensation Committee and does not provide any additional services to management or the Board. The Compensation Committee has analyzed whether the work of Pearl Meyer as the compensation consultant raised any conflict of interest, considering relevant factors in accordance with SEC guidelines. Based on its analysis, the Compensation Committee determined that the work of Pearl Meyer and the individual compensation advisors has conformed to the independence factors and guidance provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), the SEC and the NYSE American listing standards.

Executive Compensation Program

To support the Company’s philosophy and achieve its objectives, the Compensation Committee analyzes each of the following elements of compensation against comparative market data, and generally seeks to position each element around the market median, while differentiating individual compensation based on experience, role, position, individual performance, and other factors.

Base Salary

Effective February 1, 2024, the named executive officers received merit increase adjustments. Mr. Beale’s increase was provided to better align his base salary with the base salaries of chief executive officers of similarly sized peer banks. The base salaries for 2024 after these adjustments are set forth in the following table.

Name	2023 Base Salary	2024 Base Salary
G. William (“Billy”) Beale	$547,000	$697,500
Judy C. Gavant	$378,000	$385,560
M. Dean Brown	$345,000	$365,726

Short-Term Incentive Compensation

The Company maintains an annual cash incentive program for its executive officers. For the most recently completed fiscal year, the Compensation Committee exercised its discretion in determining short-term incentive awards, recognizing each named executive officer’s leadership in navigating a period of transformation. During 2024, the Company took significant steps to strengthen its financial position and align its strategy with long-term objectives. The named executive officers played a critical role in repositioning the balance sheet, enhancing capital levels, and driving key initiatives to stabilize operations. The Compensation Committee assessed how each named executive officer contributed to these efforts, focusing on leadership in addressing challenges, maintaining stability, and advancing strategic priorities in determining awards for 2024 performance. These awards are reported under the “Bonus” column of the Summary Compensation Table.

Long-Term Incentive Compensation

The Company has a long-term equity incentive program designed to provide incentives for the Company’s executive officers to execute on longer-term financial goals that drive the creation of shareholder value and support the Company’s leadership retention objectives. The Company’s long-term incentive program and current equity incentive plan are each administered by the Compensation Committee, which has the power to identify which participants will be granted awards, and determines the terms and conditions applicable to the awards. In general, named executive officers participating in the program will have a target award opportunity based on competitive market practice and denominated as a percentage of base salary.

In recent years, the Compensation Committee has granted long-term equity awards to the Company’s executive officers using a mix of 50% performance-based restricted stock awards and 50% time-based restricted stock awards. However, for 2024, the Compensation Committee granted 100% time-based restricted stock awards due to the challenges of setting meaningful long-term performance goals during a period of business uncertainty. This approach provided stability to the organization by ensuring continued executive engagement while the Company navigated evolving market conditions. The 2024 awards vest evenly on the first, second and third anniversaries of the grant date, provided that the executive officer remains employed with the Company through the applicable vesting date.

For 2025, with greater clarity into the Company’s long-term financial objectives and improved ability to set meaningful performance goals, the Compensation Committee has determined to grant long-term equity awards using 100% performance-based awards. Beginning with the 2025 grants, all equity awards will be in the form of performance-based restricted stock, with vesting tied to Core Return on Average Assets (Core ROAA) over three one-year performance measurement periods.

Summary Compensation Table

The following table sets forth certain information regarding the compensation paid to or earned by the named executive officers of the Company for the years presented.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation (4)	Total
G. William Beale (5)	2024	$697,500	$279,000	$418,500	$—	$23,683	$1,418,683
President and Chief Executive Officer	2023	$354,498	$195,866	$410,242	$—	$20,673	$981,279
Judy C. Gavant	2024	$385,560	$115,000	$154,225	$—	$30,856	$685,641
Executive Vice President and Chief Financial Officer	2023	$378,000	$—	$165,371	$75,000	$21,080	$639,451
M. Dean Brown (6)	2024	$365,726	$115,000	$128,004	$—	$44,257	$652,987
Chief Operations and Technology Officer

(1)	Consists of a discretionary performance cash bonus.
(2)

The amounts represent the grant date fair value of the awards calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. For 2023, awards consist of time-based restricted stock that vests evenly over a period of three years and performance-based restricted stock that vests at the end of a three-year performance period and is contingent on the Company’s actual return on average assets performance at the end of the performance period. For 2024, awards consist of time-based restricted stock that vests evenly over a period of three years and performance-based restricted stock that vests evenly over a period of three years and contingent on the Company’s core return on average assets performance at the end of the performance period. Assumptions used in the calculation of these amounts are included in Note 9 of the Company’s audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2024.

(3)	The amount represents a cash payment under the Company’s 2023 annual cash incentive program that provided for awards based on the performance of the Company in certain key areas.
(4)	The amounts represent the Company’s contributions to the 401(k) plan, and employee health and wellness plans.
(5)	Mr. Beale became an executive officer of the Company in July 2023.
(6)	Mr. Brown became an executive officer of the Company in July 2023 and has been designated a named executive officer for 2024.

Outstanding Equity Awards

The following table provides certain information on the value of unexercised stock options and unvested restricted stock previously awarded to the Company’s named executive officers and outstanding as of December 31, 2024.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (1)	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (2)
G. William Beale	March 1, 2024					170,122	(3)	$547,793	—		—
	July 1, 2023					18,542	(4)	$59,705	27,813	(5)	$89,558
Judy C. Gavant	March 1, 2024					62,693	(3)	$201,872	—		—
	July 1, 2023					4,984	(3)	$16,049	11,211	(5)	$36,099
	July 20, 2022					1,373	(3)	$4,421	4,119	(5)	$13,263
		3,750 3,750	$ $	13.15 10.80	6/7/2028 6/12/2029
M. Dean Brown	March 1, 2024					52,034	(3)	$167,550
	August 31, 2023					6,667	(3)	$21,468

(1)	All stock options are exercisable and were assumed in connection with the Company’s acquisition of Bay Banks on January 31, 2021.
(2)	The market value of unearned shares that have not vested is based on the closing sales price of the Company’s common stock on December 31, 2024 ($3.22 per share).
(3)

The time-based restricted stock awards vest evenly on the first, second and third anniversaries of the grant date, provided that the executive has remained continuously employed with the Company through the applicable vesting date.

(4)

The time-based restricted stock award vests at the end of the third anniversary of the grant date, provided that the executive has remained continuously employed with the Company through the applicable vesting date.

(5)

The performance-based restricted stock awards vest at the end of a three-year performance period and are contingent on the Company’s actual return on average assets performance at the end of the performance period and the executives remaining continuously employed with the Company through the end of the performance period.

Stock Incentive Plan

The Company maintains the Blue Ridge Bankshares Inc. Amended and Restated 2023 Stock Incentive Plan (“2023 Plan”), which is designed to promote the interests of the Company and its shareholders by strengthening the Company’s ability to attract, motivate and retain personnel upon whose judgment, initiative and efforts the financial success and growth of the Company largely depend. The 2023 Plan provides for the granting of restricted stock awards, incentive and non-statutory stock options, restricted stock units and other stock-based awards to employees and directors.

The Compensation Committee administers the 2023 Plan, identifies which participants will be granted awards, and determines the terms and conditions applicable to the awards. To date, the Compensation Committee has only granted restricted stock awards under the 2023 Plan. The value of the stock awarded is based on the fair market value of the Company’s common stock at the time of the grant. The Company recognizes compensation expense equal to the value of such awards over the applicable vesting period. The 2023 Plan prohibits the payment of dividends or similar distributions on awards, whether subject to time-based or performance-based vesting, unless and until the vesting requirements have been met, and prohibits share recycling.

The 2023 Plan was initially adopted by the Board on March 22, 2023 and approved by shareholders on June 14, 2023 at the Company’s 2023 annual meeting of shareholders. In the second quarter of 2024, the Company closed private placements in which it issued and sold shares of its common and preferred stock for gross proceeds of $161.6 million. Because of the significant number of shares of common stock that became outstanding as a result of such transaction, in order to make meaningful equity grants in the future, on August 21, 2024 the Board approved amendments to the plan that, among other items, increased the number of shares available for future grants under the plan by 4,000,000 shares. At the Company’s 2024 annual meeting of shareholders held on October 10, 2024, the 2023 Plan as amended and restated, was approved by shareholders.

Under the 2023 Plan, of the 4,850,000 shares authorized, 4,079,810 shares were available for granting purposes as of December 31, 2024. The 2023 Plan expires on March 21, 2033.

Employment and Change in Control Agreements

Securing the continued service of key executives is essential to the successful future of the Company. Employment agreements and change in control agreements can assist the Company by attracting and retaining key executives. Below is a description of the current agreements that the Company has with its named executive officers.

The Company’s use of employment agreements is limited to only a select number of the Company’s executive officers. The Company currently has agreements with the President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank (Mr. Beale), the Chief Financial Officer of the Company and President of the Bank (Ms. Gavant), and the Chief Operations and Technology Officer of the Bank (Mr. Brown). Each agreement generally describes the position and duties of each named executive officer, provides for a specified term of employment, describes base salary, bonus opportunity and other benefits and perquisites to which the executive officer is entitled, if any, sets forth the duties and obligations of each party in the event of a termination of employment prior to expiration of the employment term, and provides the Company with a measure of protection by obligating the named executive officer to abide by the terms of restrictive covenants during the terms of his employment and thereafter for a specified period of time.

The Company’s obligation to pay any severance under each of the employment agreements is conditioned on the execution by the named executive officer of a general release and waiver of any and all claims with respect to their employment with the Company.

The terms of these agreements were negotiated and determined with consideration of the best interests of the Company and its shareholders. In attracting and securing a talented team of executive officers, the Company believes it has positioned the organization to successfully execute its growth strategy and vision.

Employment Agreement with G. William Beale. On January 23, 2025, the Company and the Bank entered into an amended and restated employment agreement with Mr. Beale (the “2025 Beale Agreement”) that amends and restates his prior amended and restated employment agreement, entered into on October 24, 2023. Under the terms of the 2025 Beale Agreement, Mr. Beale is to serve as President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank. The agreement also provides for his service on the boards of directors of the Company and the Bank while in effect.

The 2025 Beale Agreement provides for a two-year employment term that will expire on January 1, 2027; provided, that on January 1, 2027 and on each January 1st thereafter, the term of the agreement will be automatically extended for an additional one-year period unless either party gives written notice of nonrenewal at least 90 days before the end of the then-current term. Pursuant to the agreement, Mr. Beale is entitled to a minimum base salary of $547,000 per year, and has the opportunity to earn annual cash bonus payments of up to 40% of his base salary based on metrics, standards and parameters established by the Board. Mr. Beale is also entitled to an annual long-term incentive award of up to 60% of his base salary.

Pursuant to the 2025 Beale Agreement, in the event Mr. Beale is terminated for “cause” (as such term is defined in the agreement), he will generally be entitled to receive compensation and benefits only through the date of termination. The agreement provides for additional compensation and benefits in the event Mr. Beale’s employment is terminated by the Company without cause or by him for “good reason” (as such term is defined in the agreement). In such cases, Mr. Beale will be entitled to receive each month for the greater of (x) 12 months or (y) the number of months remaining in the term of the agreement as of the date of his termination (i) the monthly portion of his current annual base salary, (ii) an amount equal to 1/12 of the highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which his employment terminates, and (iii) a welfare continuance benefit. The agreement provides for alternative compensation and benefits in the event Mr. Beale’s employment is terminated by the Company without cause or by him for good reason within one year after a “change in control” (as such term is defined in the agreement) of the Company. In such cases, Mr. Beale will be entitled to receive (i) any unpaid base salary through the date of termination, (ii) a welfare continuance benefit, and (iii) a lump sum cash payment equal to two times the sum of (A) his annual base salary as of the date of termination or, if greater, the highest annual base salary in effect in the three months immediately prior to the date of the change in control, and (B) his highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which his employment terminates. Mr. Beale’s entitlement to the foregoing severance payments is subject to his execution of a release and waiver of claims against the Company and his compliance with the restrictive covenants provided in the employment agreement. The agreement also provides that the compensation and benefits to which Mr. Beale may be entitled in connection with a termination following a change in control will be reduced to the amount that does not trigger the excise tax under Section 4999 of the Internal Revenue Code of 1986. No reduction, however, will be made and Mr. Beale will be responsible for all excise and other taxes if his after-tax position with no cutback exceeds his after-tax position with a cutback.

The 2025 Beale Agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-competition and non-solicitation covenants generally continue for a period of 12 months following the termination of Mr. Beale’s employment for any reason, provided that in the event he is terminated for cause, the non-competition covenant is operative only if the Company agrees to continue to pay his base salary during such non-competition period.

Employment Agreement with Judy C. Gavant. On January 23, 2025, the Company and the Bank entered into an amended and restated employment agreement with Ms. Gavant (the “2025 Gavant Agreement”) that amends and restates her prior amended and restated employment agreement, entered on April 20, 2022. Under the terms of the 2025 Gavant Agreement, Ms. Gavant is to serve as Executive Vice President and Chief Financial Officer of the Company and President and Chief Financial Officer of the Bank. The agreement also provides for her service on the board of directors of the Bank while in effect.

The 2025 Gavant Agreement provides for a two-year employment term that will expire on January 1, 2027; provided, that on January 1, 2027 and on each January 1st thereafter, the term of the agreement will be automatically extended for an additional one-year period unless either party gives written notice of nonrenewal at least 90 days before the end of the then-current term. Pursuant to the agreement, Ms. Gavant is entitled to a minimum base salary of $360,000 per year. Ms. Gavant has the opportunity to earn annual cash bonus payments of up to 30% of her base salary. The agreement provides that Ms. Gavant must receive an annual cash bonus in any year that the Chief Executive Officer of the Bank receives such a bonus and her annual cash bonus must be based on the same metrics, standards and parameters as those established for the Bank’s Chief Executive Officer. Ms. Gavant will also be entitled to an annual long-term incentive award of up to 30% of her base salary.

The 2025 Gavant Agreement provides for benefits in the event her employment is terminated by the Company without “cause” or by her for “good reason” (as those terms are defined in the agreement). In such cases, she will be entitled to receive (i) her then-current base salary for the greater of the remainder of the term of her agreement or 12 months, and (ii) a welfare continuance benefit. The agreement provides for alternative benefits in the event Ms. Gavant’s employment is terminated by Company without cause or by her for good reason within one year after a “change in control” (as such term is defined in the agreement) of the Company. In such cases, Ms. Gavant will be entitled to receive (i) any unpaid base salary through the date of termination, (ii) a welfare continuance benefit, (iii) a lump sum cash payment equal to two times the sum of (A) the greater of her base salary as of the date of termination or the date of the change in control, and (B) the average of her annual cash bonus paid or payable for the two most recently completed calendar years prior to the date of termination, and (iv) the shares underlying any equity incentive awards that are outstanding and unvested immediately before her termination (with any performance-based awards vesting at the “target” level). Ms. Gavant’s entitlement to the foregoing severance payments is subject to her execution of a release and waiver of claims against the Company and the Bank and her compliance with the restrictive covenants provided in the employment agreement. The agreement also provides that the compensation and benefits to which Ms. Gavant may be entitled in connection with a termination following a change in control will be reduced to the amount that does not trigger the excise tax under Section 4999 of the Internal Revenue Code of 1986.

The 2025 Gavant Agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure, non-competition and non-solicitation. The non-competition and non-solicitation covenants generally continue for a period of 12 months following the termination of Ms. Gavant’s employment for any reason.

Employment Agreement with M. Dean Brown. On January 23, 2025, the Bank entered into an amended and restated employment agreement with Mr. Brown (the “2025 Brown Agreement”) that amends and restates his prior employment agreement, entered on July 29, 2023. Under the terms of the 2025 Brown Agreement, Mr. Brown is to serve as Chief Operations and Technology Officer of the Bank.

The 2025 Brown Agreement provides for a
two-year
employment term that will expire on January 1, 2027; provided, that on January 1, 2027 and on each January 1st thereafter, the term of the agreement will be automatically extended for an additional one-year
period unless either party gives written notice of nonrenewal at least 90 days before the end of the then-current term. Pursuant to the agreement, Mr. Brown is entitled to a minimum base salary of $345,000 per year. Mr. Brown has the opportunity to earn annual cash bonus payments of up to 30% of his base salary. Mr. Brown will also be entitled to an annual long-term incentive award of up to 30% of his base salary.
Pursuant to the 2025 Brown Agreement, in the event Mr. Brown is terminated for “cause” (as such term is defined in the agreement), he will generally be entitled to receive compensation and benefits only through the date of termination. The agreement provides for additional compensation and benefits in the event Mr. Brown’s employment is terminated by the Company without cause or by him for “good reason” (as such term is defined in the agreement). In such cases, Mr. Brown will be entitled to receive each month for the greater of (x) 12 months or (y) the number of months remaining in the term of the agreement at the time of his termination (i) the monthly portion of his current annual base salary, (ii) an amount equal to 1/12 of the highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which his employment terminates, and (iii) a welfare continuance benefit. The agreement provides for alternative compensation and benefits in the event Mr. Brown’s employment is terminated by the Company without cause or by him for good reason within one year after a “change in control” (as such term is defined in the agreement) of the Company. In such cases, Mr. Brown will be entitled to receive (i) any unpaid base salary through the date of termination, (ii) a welfare continuance benefit, and (iii) a lump sum cash payment equal to two times an amount equal to (A) his annual base salary as of the date of termination or, if greater, the highest annual base salary in effect in the three months immediately prior to the date of the change in control, and (B) highest annual bonus paid or payable, including by reason of any deferral, for the two years immediately preceding the year in which his employment terminates. Mr. Brown’s entitlement to the foregoing severance payments is subject to his execution of a release and waiver of claims against the Company and his compliance with the restrictive covenants provided in the employment agreement. The agreement also provides that the compensation and benefits to which Mr. Brown may be entitled in connection with a termination following a change in control will be reduced to the amount that does not trigger the excise tax under Section 4999 of the Internal Revenue Code of 1986. No reduction, however, will be made, and Mr. Brown will be responsible for all excise and other taxes if his after-tax
position with no cutback exceeds his
after-tax
position with a cutback.
The 2025 Brown Agreement contains restrictive covenants relating to the protection of confidential information, non-disclosure,
non-competition
and
non-solicitation.
The
non-competition
and
non-solicitation
covenants generally continue for a period of 12 months following the termination of Mr. Brown’s employment for any reason, provided that in the event he is terminated for cause, the non-competition
covenant is operative only if the Company agrees to continue to pay his base salary during such non-competition
period.
Other Compensation Practices, Policies and Guidelines
Compensation Clawback Policy
.
The Company has a clawback policy that requires mandatory reimbursement of excess incentive compensation from any current or former executive officer if the Company’s financial statements are restated due to material noncompliance with financial reporting requirements under the securities laws. The amount to be recovered will be the excess of incentive compensation paid to the executive based on the erroneous data over the incentive compensation that would have been paid to the executive had it been based on the restated results. Recoupment would cover any excess compensation received during the three completed fiscal years immediately preceding the date of which the Company is required to prepare the accounting restatement. The Company’s clawback policy was adopted in 2023 to comply with the requirements of the New York Stock Exchange and the SEC.
Executive Perquisites and Other Benefits.
The named executive officers are eligible to participate in the same benefit plans designed for all the Company’s full-time employees, including health, dental, vision, disability, basic group life insurance coverage and a 401(k) retirement benefit. The Company also has a limited number of perquisites offered to certain named executive officers, including use of a company-owned vehicle or an automobile allowance.
Pay Versus Performance
. In accordance with rules adopted by the SEC pursuant to Dodd-Frank, the Company is providing the following disclosure regarding total compensation and “compensation actually paid” (“CAP”) to the Company’s chief executive officer (the “CEO”) and other named executive officers (“NEOs”) for the fiscal years ended December 31, 2023 and 2024, and the cumulative shareholder return on the Company’s common stock (“TSR”) and net income over the same period. Please review the entire Executive Compensation section for a complete description of how executive compensation relates to Company performance and how the Compensation Committee makes its decisions.

Table of Contents
The Pay versus Performance table below summarizes the compensation values both previously reported in the Summary Compensation Table included in this Proxy Statement, as well as the adjusted values required in this section for the 2023 and 2024 calendar years.

Year	Summary Compensation Table Total for G. William Beale (1) $	Summary Compensation Table Total for Brian K. Plum (2) $	Compensation Actually Paid to G. William Beale (1) $	Compensation Actually Paid to Brian K. Plum (2) $	Average Summary Compensation Table Total for Non-CEO NEOs $		Average Compensation Actually Paid to Non-CEO NEOs $		Value of Initial Fixed $100 Investment Based on Shareholder Return (5) $	Net Income (in millions) $
2024	1,418,683	N/A	1,551,499	N/A	669,314	(4)	713,263	(4)	26.36	-15.4
2023	981,279	374,639	627,219	233,200	555,882	(3)	435,183	(3)	24.81	-51.8

(1)	Mr. Beale joined the Bank as its CEO in May 2023 and has served as CEO of the Company since July 2023.
(2)	Mr. Plum served as CEO from December 2014 until his departure on July 12, 2023.
(3)	The Non-CEO NEOs included for 2023 are: Judy C. Gavant and C. Douglass Riddle.
(4)	The Non-CEO NEOs included for 2024 are: Judy C. Gavant and M. Dean Brown.
(5)
Cumulative TSR is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

Calculation of Compensation Actually Paid (CAP).
To calculate the amounts in the “Compensation Actually Paid” columns with respect to the Company’s CEO and
Non-CEO
NEOs in the table above according to SEC reporting rules, the following adjustments were made to the compensation as reported under the “Total” column for the years 2024 and 2023 in the Summary Compensation Table included in this Proxy Statement.

	2024		2023
	G. William Beale	Average Non-CEO NEOs	G. William Beale	Brian K. Plum	Average Non-CEO NEOs
Total Compensation from Summary Compensation Table	$1,418,683	$669,314	$981,279	$374,639	$555,882

Adjustments for Equity Awards

Adjustment for grant date values in the Summary Compensation Table	$(418,500)	$(141,115)	$(410,242)	$—	$(120,879)
Year-end fair value of unvested awards granted in the current year	$547,793	$184,710	$56,182	$—	$24,401
Year-over-year difference of year-end fair values for unvested awards granted in prior years	$3,523	$1,238	$—	$—	$(19,298)
Fair values at vest data for awards granted and vested in current year	$—	$—	$—	$—	$—
Difference in fair values between prior year-end fair values and vest date fair values for awards granted in prior years	$—	$(884)	$—	$(47,239)	$(4,923)
Forfeitures during current year equal to prior year-end fair value	$—	$—	$—	$(94,200)	$—
Dividends of dividend equivalents not other included in total compensation	$—	$—	$—	$—	$—

Total Adjustments for Equity Awards	$132,816	$43,949	$(354,060)	$(141,439)	$(120,699)

Compensation Actually Paid (as calculated)	$1,551,499	$713,263	$627,219	$233,200	$435,183

Table of Contents
The following graph shows the CEO and Average
Non-CEO
NEOs compensation on a CAP basis relative to the Company’s cumulative TSR for the fiscal years 2023 and 2024:

The following graph shows the CEO and Average
Non-CEO
NEOs compensation on a CAP basis relative to the Company’s Net Income for the fiscal years 2023 and 2024:

Director Compensation

The following table shows the compensation earned by each of the non-employee directors of the Company’s Board during 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Hunter H. Bost	$55,216	$22,488	$77,704
Heather M. Cozart	58,985	—	58,985
Elizabeth H. Crowther	55,945	—	55,945
Mensel D. Dean, Jr.. (3)	35,292	—	35,292
Larry Dees(3)	39,171	—	39,171
Richard A. Farmar, III(3)	25,375	—	25,375
Andrew C. Holzwarth(3)	23,517	—	23,517
Robert S. Janney(3)	42,390	—	42,390
Otis S. Jones	56,700	—	56,700
Ciaran McMullan (4)	43,833	—	43,833
Trevor Montano(4)	47,183	—	47,183
Julien G. Patterson	37,116	21,904	59,020
Randolph N. Reynolds, Jr.	57,959	—	57,959
Anthony R. Scavuzzo(5)	44,767	—	44,767
Vance H. Spilman	49,876	29,167	79,043
William W. Stokes	41,485	20,300	61,785
Carolyn J. Woodruff	41,964	22,167	64,131

(1)

The amounts represent the grant date fair value of the awards calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation. Assumptions used in the calculation of these amounts are included in Note 9 of the Company’s audited financial statements contained in the Annual Report on Form 10-K for the year ended December 31, 2024.

(2)

Restricted stock awarded in 2024, as follows: Mr. Bost, 8,216 shares; Mr. Patterson, 6,170 shares; Mr. Spilman, 8,216 shares; Mr. Stokes, 5,718 shares; and Ms. Woodruff, 6,244 shares. The restricted stock awarded in 2024 remained unvested as of December 31, 2024, and fully vests on April 30, 2025 as long as the director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of which the director was a member during the 12-month period ending April 30, 2025. There are no other unvested restricted stock awards held by the non-employee directors as of such date.

(3)	Messrs. Dean, Dees, Farmar, Holzwarth, and Janney retired from the Board on October 10, 2024.
(4)	Messrs. McMullan and Montano joined the Board in May 2024.
(5)	Mr. Scavuzzo joined the Board in June 2024. The fees Mr. Scavuzzo incurred for his service on the Board are paid to Castle Creek Advisors VIII LLC.

In 2024, non-employee directors of the Company received a $64,000 annual retainer, payable monthly, with the exception of Committee Chairmen, who received a $71,500 annual retainer, the Chairman of the Audit Committee, who received a $74,000 annual retainer, and the Chairman of the Board, who received a $100,000 annual retainer. Committee members received additional annual retainers as follows: Audit Committee, $5,600; Enterprise Risk Management Committee, $5,600; Compensation Committee, $3,600; Governance Committee, $2,500; and Compliance Committee, $2,000. Directors who are also on the BRB Financial Group, Inc. board of directors receive an additional annual retainer of $2,000. Directors have the option to elect to receive a portion of the retainer payment in the Company’s common stock and five directors took such election. The market value of the stock issued to the directors was based on the closing price of the Company’s common stock on the date the stock was issued. Mr. Beale, as an executive officer of the Company, was not separately compensated for their service on the boards of the Company and the Bank.

Compensation Committee Interlocks and Insider Participation. None of the members of the Company’s compensation committee will be or will have been an officer or employee of the Company or any of its subsidiaries. In addition, none of the Company’s executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of the Company’s directors or on its Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Some of the directors and officers of the Company are at present, as in the past, customers of the Company, and the Company has had, and expects to have in the future, banking relationships in the ordinary course of its business with directors, officers, principal shareholders, and their associates, on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company. These transactions do not involve more than the normal risk of collectability or present other unfavorable features.

The Company has not adopted a formal policy that covers the review and approval of related person transactions by the Board. The Board, however, does review all such transactions that are proposed to it for approval. During such a review, the Board will consider, among other things, the related person’s relationship to the Company, the facts and circumstances of the proposed transaction, the aggregate dollar amount of the transaction, the related person’s relationship to the transaction, and any other material information. The Company’s Governance Committee also has the responsibility to review significant conflicts of interest involving directors or executive officers.

Private Placements

On April 3, 2024 and June 13, 2024, the Company closed private placements in which it issued and sold shares of its common and preferred stock for gross proceeds of $150.0 million and $11.6 million, respectively (collectively, the “Private Placements”). At a special meeting of shareholders held on June 20, 2024, the Company’s shareholders approved the conversion of the preferred shares issued in the Private Placements into shares of the Company’s common stock. On June 28, 2024, all outstanding shares of the Company’s Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”) were automatically converted into 50,232,000 shares of the Company’s common stock. On November 7, 2024, the Company issued 10,928,000 shares of its common stock to Castle Creek Capital Partners VIII, LP, a Delaware limited partnership (“Castle Creek”), the sole shareholder of the Company’s Mandatorily Convertible Cumulative Perpetual Preferred Stock, Series C (the “Series C Preferred Stock”), in exchange for the 2,732 shares of Series C Preferred Stock held by Castle Creek. The Private Placements also included the issuance of warrants to purchase 6,549 shares of Series B Preferred Stock and 1,411 shares of Series C Preferred Stock. On June 28, 2024, the warrants for the Series B Preferred Stock were automatically converted into warrants to purchase 26,196,000 shares of common stock (subject to certain beneficial ownership limitations). On November 7, 2024, the Company issued a warrant exercisable into 5,764,000 shares of common stock in exchange for the warrant exercisable into 1,441 shares of Series C Preferred Stock held by Castle Creek, the sole warrant issued by the Company relating to the Series C Preferred Stock.

On April 3, 2024, in connection with the Private Placements, the Company issued and sold 1,186,157 shares of common stock, 4,703 shares of Series B Preferred Stock, and warrants to purchase 2,500 shares of Series B Preferred Stock at an exercise price of $10,000.00 per share, to Kenneth R. Lehman for a purchase price of approximately $50.0 million.

On April 3, 2024, in connection with the Private Placements, the Company issued and sold 593,078 shares of common stock, 2,732 shares of Series C Preferred Stock, and warrants to purchase 1,411 shares of Series C Preferred Stock at an exercise price of $10,000.00 per share, to Castle Creek for a purchase price of approximately $28.8 million.

On April 3, 2024, in connection with the Private Placements, the Company issued and sold (i) 14,284.76 shares of common stock, approximately 56.84 shares of Series B Preferred Stock and a warrant to purchase approximately 30.35 shares of Series B Preferred Stock, at an exercise price of $10,000.00 per share, to Trevor Montano, a director of the Company, for a purchase price of approximately $0.6 million, (ii) 9,457.99 shares of common stock, approximately 37.64 shares of Series B Preferred Stock and a warrant to purchase approximately 20.09 shares of Series B Preferred Stock, at an exercise price of $10,000.00 per share, to James Montano, the father of Trevor Montano, for a purchase price of $0.4 million and (iii) 5,911.25 shares of common stock, approximately 23.52 shares of Series B Preferred Stock and a warrant to purchase approximately 12.56 shares of Series B Preferred Stock, at an exercise price of $10,000.00 per share, to an investor, for whom Trevor Montano managed such investor’s account, for a purchase price of $0.25 million.

On April 3, 2024, in connection with the Private Placements, the Company issued and sold to the following individuals the stated number of shares of Series B Preferred Stock at a price of $10,000.00 per share: 100 shares to Mr. Beale, President and Chief Executive Officer and a director of the Company, for a purchase price of $1.0 million; 25 shares to Mr. Bost, a director of the Company, for a purchase price of $250,000; 25 shares to Mensel D. Dean, Jr., then a director of the Company, for a purchase price of $250,000; 25 shares to Ms. Gavant, Executive Vice President and Chief Financial Officer of the Company, for a purchase price of $250,000; 25 shares to Mr. Spilman, a director of the Company, for a purchase price of $250,000; 20 shares to Mr. Stokes, a director of the Company, for a purchase price of $200,000; and 15 shares to Ms. Woodruff, a director of the Company, for a purchase price of $150,000.

On June 13, 2024, in connection with the Private Placements, the Company issued and sold 290,000 shares of common stock, 1,140 shares of Series B Preferred Stock, and warrants to purchase 607 shares of Series B Preferred Stock at an exercise price of $10,000.00 per share, to Richard T. Spurzem for a purchase price of approximately $11.6 million.

Pursuant to the securities purchase agreement entered into by the Company on April 3, 2024 with certain investors in connection with the Private Placements, Castle Creek is entitled to designate two individuals to be appointed to the Company’s and the Bank’s boards of directors. This right will continue for as long as Castle Creek, together with its respective affiliates, owns, in the aggregate, 9.9% or more of the outstanding shares of the common stock. In the event that Castle Creek’s ownership falls below 9.9%, but is at least 4.9%, of the outstanding shares of the common stock (as calculated in the preceding sentence), Castle Creek’s board designation rights will continue with respect to one board representative member. In the event Castle Creek’s ownership falls below either of the foregoing thresholds, its rights to designate such board representatives automatically will be assigned to Mr. Lehman, provided that he then holds the required ownership levels. In addition, Mr. Lehman may, but is not required to, designate an additional individual to be appointed to the Company’s and the Bank’s boards of directors for as long as he owns at least 4.9% of the outstanding shares of the common stock. Castle Creek’s two board representatives are Messrs. McMullan and Scavuzzo, and Mr. Lehman’s board representative is Mr. Montano.

PROPOSAL 2 – APPROVAL OF AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO DECLASSIFY THE COMPANY’S BOARD OF DIRECTORS

Background

Article VI of the Company’s articles of incorporation, as amended, currently divides the Board of Directors into three classes. Each class is elected for a three-year term, with the terms staggered so that approximately one-third of directors, plus any newly appointed directors, stands for election each year. There are currently five Class II directors, whose term expires at the Annual Meeting; four Class III directors, whose term expires at the 2026 annual meeting of shareholders; and four Class I directors, whose term expires at the 2027 annual meeting of shareholders.

Until recently, the Company’s various Boards of Directors believed that a classified board structure served the best interests of the Company and its shareholders. Among other considerations, classified boards generally can provide for company and board continuity and stability, promote director independence that is less subject to management or outside influence, and inhibit coercive takeover tactics and special interest groups focused on short-term gain from taking rapid control of a company without giving its board the opportunity to negotiate the payment of an appropriate premium.

While the Board continues to believe these are important considerations, the Board also understands that the corporate governance best practices in recent years have moved away from classified boards in favor of electing all directors annually. As part of its ongoing responsibilities to monitor current developments in corporate governance and review and recommend changes to the Company’s governing documents, the Governance Committee evaluated the classified board structure in early 2022 and considered, among other things, that an annual election of all directors would provide shareholders with greater opportunity to register their views at each annual meeting on the performance of the entire Board over the prior year. After carefully weighing these considerations, the Governance Committee and the Board concluded that the annual election of all directors would both enhance the Company’s corporate governance practices and be an effective way to maintain and enhance the accountability of the Board. Accordingly, in March 2022, the Board, upon the recommendation of the Governance Committee, determined that it was in the best interests of the Company and its shareholders to eliminate the classified board structure. At the 2022 annual meeting of shareholders, a proposal to amend the Company’s articles of incorporation to provide for annual elections of directors similar to the one described below was voted upon by shareholders but did not receive the vote required for approval.

In early 2025, the Governance Committee again reviewed and evaluated the classified board structure. For the same reasons the Governance Committee believed in 2022 that a non-classified board of directors was in the best interests of the Company and its shareholders, it again recommended to the Board that directors be elected on an annual basis. In February 2025, the Board, considering such recommendation, determined that it is in the best interests of the Company and its shareholders to eliminate the classified board structure.

The Proposal

On February 19, 2025, upon recommendation of the Governance Committee, the Board approved and adopted, subject to shareholder approval, a proposed amendment to Article VI of the Company’s articles of incorporation to eliminate the Board’s classified structure. The text of the revised Article VI, marked with proposed deletions indicated by strike-outs and proposed additions indicated by underline, is attached to this Proxy Statement as Appendix A. If approved by shareholders, this proposed amendment would become effective upon the filing of articles of amendment with the State Corporation Commission of the Commonwealth of Virginia. Further, if this proposed amendment is approved by shareholders, conforming amendments will be made to the Company’s bylaws to reflect the elimination of the Company’s classified Board structure.

If the proposed amendment is approved by shareholders, the annual election of all directors would be phased in over a three-year period, commencing at the 2026 annual meeting of shareholders. Declassification would not result in the curtailment of any director’s term of office. Rather, all current directors, including the directors elected at the Annual Meeting to serve for three-year terms expiring at the 2028 annual meeting, would complete their present three-year terms. Directors whose terms expire at the 2026 and 2027 annual meetings of shareholders would be nominated for election for one-year terms. Beginning with the 2028 annual meeting, all director nominees would be nominated for election for one-year terms.

If this proposal does not receive the required number of votes in favor, Article VI of the Company’s articles of incorporation will not be amended, and all directors will continue to serve three-year terms.

Shareholder Vote Required

Approval of the amendment to the Company’s articles of incorporation to declassify the Board of Directors requires the affirmative vote of at least 80% of the outstanding shares of the Company’s common stock. Failures to vote, abstentions, and broker non-votes will not count as votes cast on the proposal, and, accordingly, will have the same effect as votes against the proposed amendment.

The Board recommends that shareholders vote “FOR” approval of this proposal to amend the Company’s articles of incorporation to declassify the Board of Directors.

PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE TO APPROVE

NAMED EXECUTIVE OFFICER COMPENSATION

Shareholders of the Company are being given the opportunity to vote on an advisory (non-binding) resolution to approve the compensation of the named executive officers pursuant to the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and rules of the SEC. The named executive officers are identified in the “Summary Compensation Table” in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives the shareholders the opportunity to endorse or not endorse a company’s executive pay program. Accordingly, shareholders of the Company are being asked to approve the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Executive Compensation section of this Proxy Statement.”

The Board believes that the Company’s compensation policies and procedures are strongly aligned with the long-term interests of its shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board recommends that shareholders vote “FOR” approval of this resolution to approve the compensation of the Company’s named executive officers.

PROPOSAL 4 – ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In addition to providing shareholders with the opportunity to cast an advisory vote on executive compensation, the Company is also providing shareholders with an advisory vote on whether the advisory vote on executive compensation should be held every year, every two years or every three years. This is commonly known as a “say on pay frequency” proposal.

The Board believes that conducting an advisory vote on executive compensation every three years is the most appropriate policy for the Company.

This vote is an advisory (non-binding) vote only. Shareholders can choose one of four options for this proposal: every year, every two years, every three years, or abstain.

Because your vote is advisory, it will not be binding upon the Board. The Board values the opinions expressed by shareholders in their votes on this proposal and will consider the outcome of this vote when determining the frequency of future advisory votes on executive compensation. The Company anticipates that the next “say on pay frequency” proposal will occur at the 2028 annual meeting of shareholders.

The Board recommends that shareholders vote for the option of “every three years” for future advisory votes on executive compensation.

PROPOSAL 5 – RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Elliott Davis, PLLC (“Elliott Davis”) as the Company’s independent registered public accounting firm for the year ending December 31, 2025. The Board approved this appointment. Elliott Davis has served as the Company’s independent registered public accounting firm since 2020.

Representatives of Elliott Davis will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Although shareholder ratification is not required by the Company’s Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that shareholders ratify the selection of Elliott Davis as the Company’s independent registered public accounting firm for 2025. If shareholders do not ratify the selection of Elliott Davis, the Audit Committee will reconsider its appointment.

The Board unanimously recommends that you vote “FOR” the approval of the ratification of the appointment of Elliott Davis, PLLC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2025.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following tables present aggregate fees paid or to be paid by the Company and the Bank for professional services rendered by Elliott Davis with respect to the years ended December 31, 2023 and 2024. Audit fees include audit and review services, consents and review of documents filed with the SEC. Audit-related fees consist of research and consultation concerning financial accounting and reporting standards and audits of the Company’s benefit plans. Tax fees include preparation of federal and state tax returns and consultation regarding tax compliance matters.

	Fiscal 2023	Fiscal 2024
Audit Fees	$420,000	$417,100
Audit-related Fees	353,223	237,637
Tax Fees	56,460	47,110

Total Fees	$829,683	$701,847

The Audit Committee pre-approves all audit, audit-related and tax services on an annual basis, and, in addition, authorizes individual engagements as needed.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company oversees the Company’s financial reporting processes on behalf of the Board. The Committee is elected by the Board. All members of the Committee are independent of management and the Committee operates under a written charter adopted by the Board and the Committee.

While management has the primary responsibility for the quality and integrity of the Company’s financial statements and reporting processes, the Audit Committee provides oversight and assistance to management in fulfilling this responsibility. In its oversight responsibilities, the Committee reviewed and discussed with management, legal counsel, and the independent registered public accounting firm the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and discussed the quality and acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosure in the financial statements.

In addition, the Audit Committee obtained from the Company’s independent registered public accounting firm the written disclosure and the letter required by the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

The Audit Committee also provided oversight of the internal audit functions of the Company, including the independence and authority of its reporting obligation, the proposed audit plan for the coming year, and the adequacy of management response to internal audit findings and recommendations.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2024 for filing with the SEC.

Audit Committee

Heather M. Cozart (Chair)
Hunter H. Bost
Trevor Montano
William W. Stokes

OTHER MATTERS

Management knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy shall be voted by the persons named therein in accordance with their best judgment and in the best interests of the Company.

SHAREHOLDER NOMINATIONS AND PROPOSALS

For a shareholder to nominate a candidate for director at the Company’s 2026 annual meeting of shareholders, notice of nomination must be received by the Corporate Secretary of the Company not less than 60 days and not more than 90 days prior to May 21, 2026 (the one-year anniversary of the Company’s 2025 annual meeting of shareholders). However, if the date of the 2026 annual meeting of shareholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to the annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the date on which public announcement of the date of the 2026 annual meeting of shareholders is first made. The notice must describe various matters regarding the nominee and the shareholder giving the notice as required by the Company’s bylaws. It is presently anticipated that the Company’s 2026 annual meeting of shareholders will be held May 20, 2026. In order for a shareholder to nominate a candidate for director at the Company’s 2026 annual meeting, written notice of such nomination must be received by the Corporate Secretary of the Company at the Company’s corporate office no later than March 22, 2026 and no earlier than February 20, 2026, and meet all other applicable requirements set forth in the Company’s bylaws. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with its 2026 annual meeting of shareholders, the proposal must be in proper form and meet the requirements of Rule 14a-8 under the Exchange Act, and must be received by the Company at its corporate office no later than December 9, 2025.

In addition to satisfying the notice and other requirements of the Company’s bylaws with respect to the nomination of director candidates, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the requirements of Rule 14a-19 under the Exchange Act relating to universal proxies.

ANNUAL REPORT ON FORM 10-K

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, excluding exhibits, as filed with the SEC can be obtained without charge by writing to the Company’s Corporate Secretary at Blue Ridge Bankshares, Inc., 1801 Bayberry Court, Suite 101, Richmond, VA 23226. This information may also be accessed, without charge, by visiting either the Company’s website at www.mybrb.bank or the SEC’s website at www.sec.gov. The information on the Company’s website is not a part of this Proxy Statement.

APPENDIX A

ARTICLE VI

~~STAGGERED~~ TERMS FOR DIRECTORS

~~The Board of Directors of the corporation shall be divided into three classes, a first class, second class and third class with one third of the Directors being in each class. Each class of Directors shall be elected for three year terms.~~

Until the 2026 annual meeting of shareholders, the Board of Directors of the Corporation shall be divided into three classes, a first class, second class and third class, as nearly as equal in number as possible. Beginning with the 2026 annual meeting of shareholders, each director nominee of the Corporation shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders and until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal; provided, however, no terms in effect prior to the 2026 annual meeting shall be shortened. Accordingly, (i) at the 2026 annual meeting of shareholders, the director nominees standing for election to fill directorships held by directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2027 annual meeting of shareholders, (ii) at the 2027 annual meeting of shareholders, the director nominees standing for election to fill directorships held by directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the 2028 annual meeting of shareholders and (iii) at the 2028 annual meeting of shareholders and each annual meeting of shareholders thereafter, all director nominees shall be elected to hold office for a term expiring at the next succeeding annual meeting of shareholders.

A-1

C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE SACKPACK 000000000.000000 ext 000000000.000000 ext Your vote matters – here’s how to vote! MR A SAMPLE You may vote online or by phone instead of mailing this card. DESIGNATION (IF ANY) ADD 1 Votes submitted electronically must be ADD 2 000001 ADD 3 9:00am, Eastern Time, on May 21, 2025. ADD 4 MMMMMMMMM ADD 5 Online ADD 6 Go to www.investorvote.com/BRBS or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. www.investorvote.com/BRBS 2025 Annual Meeting Proxy Card 1234 5678 9012 345 q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3, and 5, and 3 YEARS on Proposal 4 1. To elect three Company directors for a term of three years each. For Withhold For Withhold For Withhold 01—G. William Beale 02—Ciaran McMullan 03—Vance H. Spilman Term expiring in 2028 Term expiring in 2028 Term expiring in 2028 2. To approve an amendment to the Company’s articles of For Against Abstain 3. To approve, in an advisory (non-binding) vote, the Company’s For Against Abstain incorporation to declassify the Company’s Board of Directors. named executive officer compensation disclosed in the Proxy Statement. 4. To approve, in an advisory (non-binding) vote, whether 1 Year 2 Years 3 Years Abstain 5. To ratify the appointment of Elliott Davis, PLLC as the For Against Abstain to hold the vote of the approval of the Company’s Company’s independent registered public accounting firm for named executive officer compensation every one, two 2025. or three years. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM 1 UPX 649930 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 044IZC

2025 Annual Meeting Admission Ticket 2025 Annual Meeting of Blue Ridge Bankshares, Inc. will be held on May 21, 2025, at 10:00 A.M. ET, at The Westin Richmond 6631 West Broad Street Richmond, VA 23230 Upon arrival, please present this admission ticket and photo identification at the registration desk. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/BRBS q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy – Blue Ridge Bankshares, Inc. 2025 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2025 Randolph N. Reynolds, Jr., Julien G. Patterson, and William W. Stokes, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Blue Ridge Bankshares, Inc. to be held on May 21, 2025 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as directed by the undersigned shareholders. If no such directions are indicated, the Proxies will have authority to vote FOR all the nominees listed, FOR Proposals 2, 3, and 5, and 3 YEARS on Proposal 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) C Non-Voting Items Change of Address — Please print new address below. Comments — Please print your comments below.